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                                                                  EXHIBIT (A)(3)

                            BKF CAPITAL GROUP, INC.
                         DEFERRED STOCK AWARD AGREEMENT

     THIS DEFERRED STOCK AWARD AGREEMENT (the "Agreement") is made and entered into as of January 10, 2003 (the "Grant Date"), between BKF Capital Group, Inc.,
a Delaware corporation ("BKF") and           (the "Employee") pursuant to the
terms and conditions of the BKF 1998 Incentive Compensation Plan, as amended and restated (the "Plan"). Capitalized terms not defined in this Agreement shall have the meanings set forth in the Plan.

     1.  Award of Deferred Stock.  Pursuant to the Plan, BKF hereby awards to
Employee           shares of Deferred Stock (the "Deferred Stock") corresponding
to           shares of BKF common stock (the "Stock"), subject to the terms and conditions set forth in this Agreement and the Plan. A copy of the Plan has been delivered to the Employee. By signing below, the Employee agrees to be bound by all the provisions of the Plan. Each share of Deferred Stock constitutes an unsecured promise of BKF to deliver a share of Stock to Employee on the Delivery Date (as defined below). As a holder of any Deferred Stock, Employee has the rights of a general unsecured creditor of BKF.

     2. Vesting Schedule. Subject to continued employment with BKF and/or its affiliates as of the vesting date, the Deferred Stock shall vest in two installments: 50% on December 31, 2003 and 50% on December 31, 2004 (each date, a "Vesting Date"); provided, however, that, subject to continued employment with BKF and/or its affiliates, all unvested shares shall vest on the earlier of (i) a Change in Control (as defined below), (ii) Employee's termination due to Disability (as defined below) or (iii) Employee's death. In addition, in the event of Employee's termination by BKF and/or its affiliates without Cause (as defined below), all unvested shares of Deferred Stock as of the termination date shall vest as of such date.

     3.  Payment or Conversion of Deferred Stock.

     (a) Subject to Section 4, BKF shall deliver to Employee on the Delivery Date the number of shares of Stock corresponding to such Deferred Stock, unless Employee has otherwise elected to defer receipt of such shares in accordance with Committee authorization.

     (b) For so long as Employee holds shares of Deferred Stock, at the time any dividend is paid with respect to a share of Stock, BKF shall pay to Employee in respect of each share of Deferred Stock an amount in cash, Stock, or other property, or in a combination thereof, in each case having a value equal to the Fair Market Value of such dividend (hereinafter "Dividend Equivalents"), subject to any deferral election by Employee in accordance with Committee authorization and/or any determination by the Committee to subject such Dividend Equivalent payment in respect of stock dividends, dividends in kind or extraordinary dividends to the delayed delivery provisions applicable to such Deferred Stock.

     4.  Termination of Deferred Stock and Non-Delivery Upon Certain Other
Events.

     (a) Unless the Committee determines otherwise, Employee's rights in respect of any outstanding Deferred Stock shall immediately terminate and no shares of Stock shall be delivered in respect of such Deferred Stock if prior to the Delivery Date (A) Employee engages in conduct specified in Section 4(b), or (B) Employee fails to provide the representations and certifications required under
Section 4(c); provided, however, that in the event Employee is terminated by BKF and/or its subsidiaries or affiliates without Cause, Employee shall not be required to refrain from the conduct specified in Section 4(b) or provide the representations and certifications required under Section 4(c) in order to receive on the Delivery Date the number of shares of Stock corresponding to the number of shares of Deferred Stock that have vested prior to the date of such Employee's termination without Cause.

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     (b) Employee will have engaged in conduct specified in this Section 4(b)
if, as determined by the Committee, at any time prior to the Delivery Date,
Employee:

          (i) competes, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, with BKF and/or its subsidiaries or affiliates in the United States in the money management business ("Competitive Endeavors") or undertakes any planning for any business that would constitute a Competitive Endeavor. For purposes of this Section 4(b)(i), the business of BKF and/or its subsidiaries or affiliates shall include all Products and Services (as defined below) offered by BKF or any of its subsidiaries or affiliates or under development, and the Employee's undertaking shall encompass all products and services that may be used in substitution for Products and Services.

          (ii) undertakes any outside activity without the prior written approval of the Committee, whether or not competitive with the business of BKF and/or its subsidiaries or affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with the Employee's duties and obligations to BKF and/or any of its subsidiaries or affiliates. Notwithstanding the foregoing, the Employee may (A) to the extent such activities are not competitive with the business of BKF and/or its subsidiaries or affiliates, engage in charitable, civic or other community activities without compensation to the Employee, and (B) render without compensation investment advisory and trust services to immediate members of the Employee's family, which shall include the Employee and any trust or account that is comprised primarily of assets held for the benefit of such Employee and/or immediate members of his family.

          (iii) directly or indirectly, (A) hires or attempts to hire any person who is, or during the prior six-month period, was an employee of BKF and/or any of its subsidiaries or affiliates, (B) assists another in hiring or attempting to hire any such person, (C) encourages any such person to terminate his or her employment with BKF and/or any of its subsidiaries or affiliates (other than in the course of the Employee's proper performance of his duties hereunder), (D) solicits or accepts business from any person or entity which is, or during the prior six-month period, was a client of BKF and/or any of its subsidiaries or affiliates, (E) assists another in soliciting or accepting business from any such person or entity, or (F) encourages any such person or entity to terminate its business relationship with BKF and/or any of its subsidiaries or affiliates (other than in the conduct of the Employee's proper performance of his duties).

          (iv) fails to (A) comply with the code of ethics of BKF, as in effect from time to time, or (B) notify the Committee of all directorships or memberships on a board of directors or board of trustees held by the Employee, regardless of whether (y) such office was held by the Employee prior to the date hereof or (z) such office would require prior written consent of the Committee.

     (c) Employee must certify to BKF, in accordance with procedures established by the Committee, that Employee has complied with all the terms and conditions of this Agreement as of the Delivery Date. By accepting the delivery of shares of Stock under this Agreement, Employee shall be deemed to have represented and certified at such time that Employee has complied with all the terms and conditions of this Agreement.

Unless the Committee determines otherwise, if the Delivery Date in respect of any outstanding Deferred Stock occurs, and shares of Stock with respect to such Deferred Stock would be deliverable under the terms and conditions of this Agreement except that Employee has not complied with the conditions or Employee's obligations under this Section 4 (except in the event of Employee's death or a Disability that impairs Employee's ability to so comply), all of Employee's rights with respect to such Deferred Stock shall terminate, and no shares of Stock shall be delivered. The parties intend that the foregoing provisions of this Section 4 be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

     5. Repayment. If, following the delivery of Stock with respect to any Delivery Date, the Committee determines that all terms and conditions of this Agreement in respect of such delivery were not satisfied, BKF shall be entitled to receive, and Employee shall be obligated to pay BKF immediately upon demand therefor,

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the Fair Market Value of the shares of Stock (determined as of the relevant
Delivery Date) that were delivered with respect to such Delivery Date and without reduction for any shares of Stock applied to satisfy withholding tax or other obligations in respect of such shares.

     6.  Definitions.  For purposes of this Agreement:

     (a) Unless otherwise defined in any employment agreement between Employee and BKF (in which case such definition shall apply with respect to such Employee), "Cause" means Employee's (i) conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding
(A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions that do not use those designations; (ii) engaging in any conduct that constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Securities and Exchange Act of 1934, as amended); (iii) willful failure to perform Employee's duties to BKF and/or any of its subsidiaries or affiliates;
(iv) violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which BKF or any of its subsidiaries or affiliates is a member; (v) violation of any BKF policy concerning hedging or confidential or proprietary information, or Employee's material violation of any other BKF policy as in effect from time to time; (vi) engaging in any act or making any statement that impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of BKF and/or any of its subsidiaries or affiliates; or (vii) engaging in any conduct detrimental to BKF and/or any of its subsidiaries or affiliates. The determination as to whether "Cause" has occurred shall be made by the Committee in its sole discretion. The Committee shall also have the authority in its sole discretion to waive the consequences under the Plan or any Agreement of the existence or occurrence of any of the events, acts or omissions constituting "Cause".

     (b) A "Change in Control" means the occurrence of any of the following:

          (i) any "person" as such term is currently used in Section 13(d) of the Exchange Act, other than John A. Levin or any entity directly or indirectly controlled by him, becomes a "beneficial owner", as such term is currently used in Rule 13d-3 promulgated under that Act, of 50% or more of BKF's Voting Stock (as defined);

          (ii) a majority of BKF's board of directors (the "Board") consists of individuals other than Incumbent Directors, which term means the members of the Board on the date of this Agreement; provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors shall be considered an Incumbent Director;

          (iii) all or substantially all of the assets or business of BKF are disposed of pursuant to a merger, consolidation, or other transaction, unless (A) the shareholders of BKF immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned BKF's Voting Stock, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of BKF, or (B) a majority of the board of directors of the surviving corporation in such a transaction consists of Incumbent Directors or directors appointed by Levin Management Co., Inc. but excluding directors who were members of the other entity's board of directors;

          (iv) the Board adopts any plan of liquidation providing for the distribution of all or substantially all of BKF's assets; or

          (v) BKF combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of BKF immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for securities of such other company).
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     (c) "Delivery Date" means the earliest to occur of the following: (i) the occurrence of a Change in Control, (ii) upon Employee's termination due to Disability (as defined below), (iii) upon Employee's death, (iv) December 31, 2004 or (v) any earlier date as determined by the Committee in its sole discretion.

     (d) "Disability" means the Employee's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities of employment for a period of 180 days in any consecutive nine-month period.

     (e) "Products and Services" means all products and services offered, planned, researched, developed, tested, sold, licensed, marketed or otherwise provided by BKF and/or any of its subsidiaries or affiliates during the Employee's employment.

     (f) "Voting Stock" means the issued and outstanding capital stock or other securities of any class or classes having general voting power, under ordinary circumstances in the absence of contingencies, to elect the directors of a corporation.

     7. Withholding Tax. Employee may be subject to withholding taxes as a result of the settlement of Deferred Stock. Unless the Committee permits otherwise, Employee shall pay to BKF in cash, promptly when the amount of such obligations become determinable, all applicable federal, state, local and foreign withholding taxes that BKF in its discretion determines result from such settlement. Unless the Committee otherwise determines and subject to such rules and procedures as the Committee may establish, Employee may make an election to have shares of Stock withheld by BKF or to tender any such securities to BKF to pay the amount of tax that BKF in its discretion determines to be required so to be withheld by BKF upon settlement of Deferred Stock, subject to satisfying any applicable requirements for compliance with Section 16(b) of the Exchange Act. Any shares of Stock or other securities so withheld or tendered will be valued as of the date they are withheld or tendered, provided that Stock shall be valued at Fair Market Value on such date. Unless otherwise permitted by the Committee, the value of shares withheld or tendered may not exceed the minimum federal, state, local and foreign withholding tax obligations as computed by BKF.

     8. Non-transferability. Except to the extent otherwise determined by the Committee, no shares of Deferred Stock shall be assignable or otherwise transferable by Employee other than by will or by the laws of descent and distribution and, unless otherwise provided by the Committee, during the life of Employee any elections with respect to Deferred Stock may be made only by Employee or Employee's guardian or legal representative.

     9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10. Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to conflict of law principles.

                                          BKF CAPITAL GROUP, INC.

                                          By:
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                                            Name: John A. Levin
                                            Title:   Chief Executive Officer

                                            ------------------------------------
                                                     [Name of Employee]

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